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SHEARWATER CORPORATION
NONQUALIFIED STOCK OPTION AGREEMENT

    This Agreement is made and entered into effective as of the {    } day of {            }, 2001, by and between Shearwater Corporation (the "Company"), and {name} (the "Participant").

RECITALS

    A.  The Board of Directors of the Company (the "Board") has determined that the Participant, by reason of the Participant's position with the Company, is qualified for the grant of an Option pursuant to the Shearwater Corporation 1996 Nonqualified Stock Option Plan, as amended from time to time (the "Plan"), a copy of which is maintained by the Secretary in the files of the Company.

    B.  The Board pursuant to Article III of the Plan desires to grant to the Participant the Options described herein and has authorized the execution of this Agreement between the Company and the Participant.

    NOW, THEREFORE, for and in consideration of the premises and the mutual promises contained herein, the parties hereto agree as follows:

    1.  Grant of Options and Purchase of Shares.  Subject to the terms and conditions of the Plan and this Agreement, the Company has granted, and does hereby grant, unto the Participant the right and option to purchase from the Company an aggregate of {number} ({00}) shares of the Company's Common Stock ("Stock"), par value $0.01 per share (the "Options"), from the authorized and unissued Stock of the Company, or at the election of the Company from reacquired Stock held as treasury stock, at and for a purchase price per share (the "Option Price") equal to $0.10 per share.

    2.  Exercise of Option.  Subject to the provisions of paragraph 3 of this Agreement and to any additional requirement set forth in the Plan, the Options shall be exercised by written notice of intent to exercise the Options with respect to a specified number of shares delivered to the Company at its principal office in the State of Alabama, execution of any buy-sell, shares redemption, cross purchase or other share agreement among, the Stockholders and the Company, which may be in existence from time to time, and payment in full to the Company at said office of the amount of the Option Price for the number of shares of Stock with respect to which the Options are then being exercised. The Option Price for the shares of Stock so purchased shall be payable in full in cash at the time of the exercise of the Options.

    3.  Option Period and Vesting.  The Options may be exercised and Stock may be purchased by the Participant as the result of such exercise only within the periods and to the extent hereinafter set forth, namely:

      (a) No part of the Options shall be exercisable before {same month and day}, 2001. From and after {same month and day}, 2001, the Options may be exercised in accordance with the following schedule:

         (i) Options with respect to {number} ({00}) shares of Stock, representing {   } percent ({   }%) of the Options granted herein, shall become exercisable on or after {month and day}, 2001, but prior to the Time of Expiration;

        (ii) Options with respect to an additional {number} {(00}) shares of Stock, representing {   } percent ({   }%) of the Options granted herein, shall become exercisable on or after {month and day}, 2002, but prior to the Time of Expiration;

        (iii) Options with respect to an additional {number} ({00}) shares of Stock, representing {   } percent ({   }%) of the Options granted herein, shall become exercisable on or after {month and day}, 2003, but prior to the Time of Expiration;

        (iv) Options with respect to an additional {number} ({00}) shares of Stock, representing {   } percent ({   }%) of the Options granted herein, shall become exercisable on or after {month and day}, 2004, but prior to the Time of Expiration;

      (b) At 5:00 P.M., Huntsville, Alabama time, on {month and day}, 2011, all right and option granted herein to purchase shares of Stock shall cease and terminate. The date and time of expiration of the Options shall be referred to hereinbefore and hereinafter as the "Time of Expiration." To the extent that any part of the Options are not exercised prior to the Time of Expiration, the right to purchase the shares of Stock shall expire and the shares of Stock covered thereby shall be considered released to the Company.

      (c) Notwithstanding anything in this Agreement to the contrary, at least six months must elapse from the date of the grant of the Option to the date of the disposition of this Option or the underlying shares of Stock to which this Option relates, unless the Option shall become exercisable under paragraph 10 or unless the Board of Directors of the Company approves an earlier exercise of the Option or disposition of the underlying Stock.

    4.  Conditions of Exercise.  Exercise the Options shall be conditioned on the following:

      (a) No Option granted hereunder shall be exercisable unless at all times during the period beginning on the date of the granting of such Option and ending on the day which is the date of exercise (or ending on the day which is twelve (12) months before the date of exercise in the event of the total and permanent disability or death of an Participant) the Participant was a director, officer, or full-time employee of either the Company or a subsidiary of the Company, or a corporation (or parent or subsidiary of such corporation) issuing or assuming such Option in accordance with the terms of this Plan.

      (b) For and in consideration of the right to receive and exercise the grant of the Options herein, the Participant agrees that while employed by the Company and, in the event of termination of employment (whether voluntarily or involuntarily), the Participant agrees that for a period of two (2) years following the termination of the Participant's employment with the Company or the sale of the Participant's Stock hereunder the Participant shall neither (i) compete with the Company in the Counties of Blount, Cherokee, Colbert, Cullman, DeKalb, Etowah, Franklin, Jackson, Lauderdale, Lawrence, Limestone, Madison, Marion, Marshall, Morgan, and Winston of the State of Alabama, and in any other state, county or country where the Company (or its subsidiaries or affiliates) conducts business, nor will the Participant engage or participate, directly or indirectly, in any business substantially similar to the business of the Company including, but not limited to, engaging as an employee, consultant, advisor, partner, member, joint venturer, officer, director, agent, creditor, beneficial owner, or owner of record of any interest in a company or entity which would compete in any respect or be engaged in similar lines of business to the actual or proposed operations of the Company, nor (ii) disclose, directly or indirectly, any trade secrets of the Company, and shall not use them in any way, either during the term of this Agreement or at any time thereafter, except as required in the course of the Participant's employment by the Company or as may be expressly authorized in writing by the Company and the Participant specifically agrees that all files, records, documents, contracts, trade secrets, copyrights, patents, trade secrets, specifications, equipment, and similar items relating to the business of the Company, whether prepared by the Participant or otherwise coming into the Participant's possession, shall remain the exclusive property of the Company and shall not be removed from the premises of the Company under any circumstances whatsoever without the prior written consent of the Company and the Participant agrees to take reasonable precautions to protect such trade secrets from disclosure, theft, unauthorized publication or dissemination and that the Participant will not willfully commit any act or in any way assist another to commit any act for the purposes of injuring the Company and its affiliates nor will the Participant disclose any confidential information of the Company or make available to any others any documents, files, contracts, financial statements, or other papers concerning the business of the Company or its financial affairs, unless under order of a court of competent jurisdiction. For purposes of the foregoing, the term "trade secrets" shall include, without limitation: (i) all information, ideas, documents, supplier lists, pricing lists, contract. formulas, patterns, devises, inventions, processes, compilations of information, records, and specifications; (ii) all such matters which are or may be patented or copyrighted; (iii) all matters marked "proprietary," "secret" or "confidential" and (iv) business plans of the Company, the operations and planned operations of the Company's facilities. If any of the foregoing provisions of this covenant relating to the duration, business or geographic scope shall be deemed to create a restriction which is unreasonable as to duration, business or geographic area, the Participant and the Company agree that such covenant shall be enforceable for such duration, business and geographic area as a court of competent jurisdiction determines to be reasonable. It is agreed that it would be impossible to fully compensate the Company for damages for breach of the obligations under this paragraph (b) of this paragraph 4, and that the Company would be irreparably harmed by breach of the obligations herein. Accordingly, the Participant and the Company specifically agree that the Company and any of its affiliates or successors shall be entitled to seek temporary and permanent injunctive relief to enforce the obligations herein and that such relief shall be in addition to other relief or damages available at law or equity and that such relief may be granted without the necessity of proving actual damages and to the extent permissible by applicable law, the parties agree that the Company shall not be required to post any bond to obtain such injunction relief. In addition to other rights granted herein, the Company is hereby specifically authorized to proceed in any court or courts of competent jurisdiction to obtain an injunction against any breach or threatened breach of the provisions of this paragraph (b) of this paragraph 4. The Participant and the Company agree that nothing contained herein is intended in any way to eliminate or otherwise reduce any of the rights or remedies to which the Company may be legally or equitably entitled; and the Company shall be entitled to recover from the Participant all costs, including attorneys' fees, incurred by the Company in undertaking to enforce any of the Company's rights under this paragraph (b) of this paragraph 4 or under any other paragraph of this Agreement; and the Company may also recover from Participant all profits, receipts, and the value of any benefits received by him, directly or indirectly, as a result of any violation of the foregoing provisions. The covenants contained in this paragraph (b) of this paragraph 4 shall be construed as agreements independent of other provisions of this Agreement and shall survive the termination of this Agreement and shall remain in full force and effect after said termination. It is expressly agreed that Participant may be working on behalf of the Company through the Company's subsidiaries and affiliated companies, and that all of the Company's subsidiaries and affiliated companies are direct and intended beneficiaries of the covenants made in this paragraph 4(b). Moreover, as used in this paragraph 4(b), the term, "the Company," shall include all subsidiaries and affiliates of the Company.

    5.  Payment and Delivery of Certificates.  In case of any exercise of the Options, this Agreement accompanied by cash payment of the full purchase price for the shares of Stock then being purchased, shall be surrendered to the Company. The Company shall thereupon cause to be issued and delivered to the Participant, as soon as reasonably may be done, a certificate or certificates, representing the shares of Stock so purchased and fully paid, and shall endorse on this Agreement the fact that such Options have been exercised on such date and the extent of such exercise.

    6.  Exercise of Options Upon Disability.  In the event that the Participant's employment by the Company or a subsidiary shall terminate because of his total and permanent disability (as defined in the first sentence of Section 72(m)(7) of the Code) and such Participant has not died within the following three months, the Options may be exercised, to the extent that the Participant shall have been entitled to do so at the date of the termination of the Participant's employment, by such Participant, or by such Participant's guardian, attorney-in-fact, or other person or persons authorized by law to act on behalf of the Participant, at any time, or from time to time, but not later than the Time of Expiration or one year after termination of employment, whichever date is earlier. From and after the Time of Expiration or one year following, the date of the Participant's termination of employment, whichever date is earlier, to the extent that any part of the Options are not so exercised, the right to purchase the shares of Stock shall expire and the shares of Stock covered thereby shall be considered released to the Company.

    7.  Exercise of Options Upon Death of Participant.  In the event a Participant shall die (A) while an employee of the Company or (B) within three (3) months after termination of the Participant's employment with the Company if the termination of employment was due to his disability, the Participant's Options may be exercised, to the extent that the Participant shall have been entitled to do so on the date of the Participant's death or such termination of employment, by the person or persons to whom the Participant's right under the Option passed by will or applicable law, or if no such person has such right, the executors or administrators, at any time, or from time to time, but not later than the Time of Expiration or twelve (12) months after the Participant's death, whichever date is earlier. From and after the Time of Expiration or twelve (12) months following the date of the death of the Participant, whichever date is earlier, to the extent that any part of the Options is not so exercised, the right to purchase the shares of Stock shall expire and the shares of Stock covered thereby shall be considered released to the Company. No transfer of the Options by will or by the laws of descent and distribution shall be effective to bind the Company unless the Company shall have been furnished with written notice thereof and an authenticated copy of the will and/or such other evidence as the Board may deem necessary to establish the validity of the transfer, together with the acceptance by the transferee or transferees of the terms and conditions of such Options and the execution by the transferee or transferees of any then existing buy-sell agreement, shares redemption, cross purchase, or other share agreement among the Company and the Stockholders of the Company.

    8.  Termination of Employment.  In the event a Participant's employment shall terminate for any reason other than the death or total and permanent disability of the Participant, all of the Participant's rights to exercise the Participant's Options granted herein shall terminate immediately upon such termination of employment.

    9.  No Assignment.  The Options granted herein are personal to the Participant and may not in any manner or respect be assigned or transferred otherwise than pursuant to the provisions of paragraphs 6 or 7 hereof. Except to the extent permitted by the provisions of paragraphs 6 or 7 hereof, during the Participant's lifetime the Options granted herein are exercisable only by the Participant. To the extent the Options are not exercised, the shares of Stock covered thereby shall be considered released to the Company. In addition to the foregoing and except to the extent specifically permitted by the Plan, any Stock which is purchased pursuant to this Agreement shall not be assigned, transferred, sold, given, encumbered, or otherwise disposed of, voluntarily, involuntarily, by operation of law or otherwise and any such attempted assignment, transfer, sale, gift, encumbrance, or other disposition shall be void and of no effect and the Company shall not be required to recognize such attempted assignment, transfer, sale, gift, encumbrance or other disposition, but rather the Company shall have the right to repurchase such Stock in accordance with the terms of the Plan. To the extent any Options remain unexercised at the time of such attempted assignment, transfer, sale, gift, encumbrance or other disposition, such Options shall immediately terminate and the shares of Stock covered thereby shall be released to the Company.

    10.  Public Offerings.  In the event that prior to the Time of Expiration the Company shall undertake and complete a public offering (the "Public Offering") of the common stock of the Company in which the Company receives not less than seven million United States dollars ($7,000,000.00) in exchange for such common stock, and following such Public Offering, not less than one million (1,000,000) shares of the Company's common stock are publicly held, the Participant shall have the right to exercise either in whole or in part any Options in which the Participant is vested or, pursuant to the provisions of this Agreement, retain any vested and nonvested Options hereunder, and any Stock purchased by the Participant prior to the Public Offering shall immediately after the Public Offering not be subject to the repurchase and restriction provisions of Article VII of the Plan.

    11.  Governed by Plan.  The Options granted herein and any Stock purchased pursuant to any such Options are in all respects subject to, and shall be governed and determined by, the provisions set forth in the Plan (a copy of which is attached hereto and all of the terms of which are incorporated herein by reference), as the same may be amended from time to time, and further, the Options are subject to any rules which might be adopted by the Board with respect thereto to the same extent and with the same effect as if set forth fully herein. All capitalized terms used in this Agreement and not defined herein shall have the meanings ascribed to them in the Plan unless the context herein otherwise requires.

    12.  Participant's Representations.  In connection with the purchase of any Stock hereunder, the Participant hereby represents and warrants and shall be deemed to have represented and warranted as of the date of any such purchase, to the Company as follows:

      (a)  Investment Intent: Capacity to Protect Interests.  The Participant is purchasing the Stock solely for said Participant's own account for investment and not with a view to or for sale in connection with any distribution of the Stock or any portion thereof and not with any present intention of selling, offering to sell or otherwise disposing of or distributing the Stock or any portion thereof in any transaction other than a transaction exempt from registration under all applicable federal, state, or local securities laws and regulations. The Participant also represents that the entire legal and beneficial interest of the Stock is being purchased, and will be held, for said Participant's account only, and neither in whole or in part for any other person. The Participant has a pre-existing business or personal relationship with the Company and its officers, directors and controlling persons and can be reasonably assumed to have the capacity to evaluate the merits and risks of an investment in the Company and to protect those interests in connection with this transaction.

      (b)  Information Concerning the Company.  The Participant is a key employee (as defined in the Plan) and has heretofore discussed the Company and its plans, operations and financial condition with the Company's officers and has heretofore received all such information as said Participant has deemed necessary and appropriate to enable the said Participant to evaluate the financial risk inherent in making an investment in the Stock, and the Participant has received satisfactory and complete information concerning the business and financial condition of the Company in response to all inquiries in respect thereof.

      (c)  Economic Risk.  The Participant realizes that the purchase of the Stock will be a highly speculative investment and involves a high degree of risk, and the Participant is able, without impairing his financial condition, to hold the Stock for an indefinite period of time and suffer a complete loss on the investment.

      (d)  Restricted Securities.  The Participant understands and acknowledges that:

         (i) the sale of the Stock has not been registered under the Securities Act of 1933 ("the Act") or the securities or blue sky laws of any state, and the Stock must be held indefinitely unless subsequently registered under the Act or an exemption from such registration is available and the Company is under no obligation to register the Stock;

        (ii) the share certificates representing the Stock will be stamped with the legends specified in Section 14 hereof, and

        (iii) the Company will make a notation in its record of the restrictions on transfer and legends hereunder.

      (e) The Participant represents and warrants that the Participant is a{n} {state or country} resident.

    13.  Restrictions on Transfer.

      (a) The Participant agrees that none of the shares of Stock will be sold or otherwise disposed of by the undersigned unless and only to the extent expressly allowed by the Plan, by this Agreement, by the Shearwater 1996 Stock Option Plan Shareholders' Buy-Sell Agreement (as may be amended, revised or altered from time to time), and by any other buy-sell, cross purchase, shares redemption or other share agreement which may be required to be executed by the Company before the issuance of any stock pursuant hereto.

      (b) The Participant further agrees that the restrictions on transfer contained in the Plan and in this Agreement shall also be deemed to apply to any shares of Stock issued to the Participant as the result of any stock split, reverse stock split, or other subdivision or combination of the Stock, stock dividend, recapitalization, merger or consolidation of the Company or the sale or conveyance to another person of all or substantially all of the assets of the Company.

      (c) The Company shall not be required (i) to transfer on its books any shares of Stock which shall have been sold or transferred in violation of any of the provisions set forth in the Plan or this Agreement, or (ii) to treat as owner of such shares of Stock or to accord the right to vote as such owner or to pay dividends to any transferee to whom such shares of Stock shall have been so transferred.

    14.  Legend.  Each certificate representing shares of the Company's Stock granted hereunder shall bear the following legend, or a legend substantially similar thereto, in addition to all other legends required to be set forth thereon by law or otherwise:

These securities have not been registered under the Securities Act of 1933 or the securities or blue sky laws of any state, and they may not be sold, offered for sale, transferred, assigned, pledged or otherwise disposed of in the absence of an opinion of counsel (which counsel and opinion shall be satisfactory to counsel for the Company) that such sale, offer for sale, transfer, assignment, pledge or other disposition does not violate the requirements of such Act and any applicable state securities laws, or any other applicable laws and regulations.

The right to transfer, sell, exchange, give, pledge, encumber or otherwise dispose of the shares of stock represented by this certificate is restricted in accordance with that certain Shearwater Corporation Nonqualified 1996 Stock Option Plan, as amended, and that certain Stock Option Agreement dated April 20, 2001, all as the same may be amended from time to time. Copies of the Plan and the Agreement are available for inspection at the offices of the Company.

The shares of Stock represented by this certificate are subject to the Shearwater Corporation's continuing right of first refusal and other rights to purchase and to all other terms, conditions, and restrictions of the Shearwater Corporation 1996 Nonqualified Stock Option Plan, as amended, a copy of which is on file and available for inspection during normal business hours at the Company's principal office.

The sale or transfer of this security is subject to certain restrictions set forth in the articles of incorporation and/or written agreements, copies of which may be obtained from the secretary of the corporation.

    15.  No Right to Employment, etc.  Nothing in this Agreement shall give the Participant any right to continue to be retained or engaged as a consultant, independent contractor, employee, officer or director of the Company or any of its subsidiaries.

    16.  No Rights as Shareholders.  The Participant shall have no right as a stockholder of the Company with respect to any shares of Stock covered by the Participant's Option until the date of issuance of a stock certificate to the Participant for such shares of Stock. No adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property) or distributions or other rights for which the record date is prior to the date such stock certificate is issued, except as provided in the Plan.

    17.  Withholding.  The Participant hereby consents to any withholding and other actions that the Company deems reasonably necessary to enable the Company to obtain the benefit of an income tax deduction under the Internal Revenue Code of 1986, as amended, and any related state or local income tax laws, in the amount of the difference between the Option exercise price of the Stock and its fair market value on the date of exercise or the lapse of a restriction, as applicable. The Participant agrees to notify the Company of any election which the Participant may make in respect thereto.

    18.  Enforcement.  The Company shall have right and power specifically to enforce this Agreement and, without in any way limiting the foregoing, specifically to enforce the obligations of the Participant to sell the shares of Stock purchased by the Participant upon the exercise of the Option at the price and on the terms set forth in the Plan and in this Agreement.

    19.  Miscellaneous.

      (a) This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall be deemed to be one and the same instrument.

      (b) At any time this Agreement may be amended, supplemented or otherwise modified, but only by an instrument in writing signed by the parties hereto.

      (c) This Agreement and the legal relations among the parties hereto shall be governed by and construed in accordance with the laws of the State of Alabama. Any invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provisions were omitted.

      (d) The parties agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of this Agreement.

      (e) Any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given upon personal delivery or upon deposit in the United States Post Office, by registered or certified mail with postage and fees prepaid, addressed to the Participant at the address shown on the Company's employment records and to the Company at the address of its principal corporate offices (attention: President) or at such other address as such party may designate by ten days' advance written notice to the other party hereto.

      (f)  This Agreement shall be binding upon and shall inure to the benefit of each of the parties hereto and their respective executors, administrators, personal representatives, legal representatives, heirs, and successors in interest.

    20.  Termination of Agreement.  The right to purchase Stock pursuant to this Agreement shall terminate at the Time of Expiration.

    21.  Approval of Plan by Shareholders.  The Plan pursuant to which this Agreement is executed was approved by the shareholders of the Company at the special meeting on the 12th day of December, 1996, and the amended and approved by the shareholders on the 28th day of May, 1998, and further amended and approved by the shareholders on February 26, 2000 and further amended and approved by the shareholders on October 5, 2000.

    IN WITNESS WHEREOF, this Agreement has been executed by the Company and the Participant as of the date first above written.

ATTEST:	SHEARWATER CORPORATION

By:
As Its Secretary	J. Milton Harris As Its President

WITNESS:	PARTICIPANT:

(name)

    Pursuant to paragraph 2, record partial exercises below:

Date of Exercise	Number of Shares Purchased	Signature of Endorsing Officer of the Company	Signature of Participant

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SHEARWATER CORPORATION NONQUALIFIED STOCK OPTION AGREEMENT